Back to Form 8-K	Exhibit 99.1

WELLCARE REPORTS FOURTH QUARTER AND FULL-YEAR 2017 RESULTS
Company Increases Full-Year 2018 Guidance

TAMPA, Fla. (Feb. 6, 2018) - WellCare Health Plans, Inc. (NYSE: WCG) (“WellCare”) today reported results for the quarter ended December 31, 2017. As determined under generally accepted accounting principles (GAAP), net income for the fourth quarter of 2017 was $60.7 million, or $1.34 per diluted share. Adjusted net income for the fourth quarter of 2017 was $14.2 million, or $0.32 per diluted share. GAAP net income for the full-year 2017 was $373.7 million, or $8.31 per diluted share. Adjusted net income for 2017 was $383.2 million, or $8.52 per diluted share.
“2017 was a very strong year for WellCare, and our performance demonstrates the continued progress we are making toward achieving our multi-year strategic plan,” said Ken Burdick, WellCare’s chief executive officer. “We closed two acquisitions and successfully implemented two Medicaid contracts that contributed to our growth in 2017. As we enter 2018, we are well-positioned to continue to grow and deliver value to our stakeholders.”
Due to the enactment of the Tax Cuts and Jobs Act of 2017 in December 2017, WellCare’s results include a $56.1 million, or $1.25 per diluted share, noncash benefit from the revaluation of the company’s net deferred tax liability. This one-time item has been excluded from adjusted earnings per diluted share for the fourth quarter and full-year 2017.

Key Metrics	4Q17	4Q16	FY2017	FY2016
Earnings per diluted share (EPS) (GAAP)	$1.34	$1.00	$8.31	$5.43
Adjusted EPS(1)	$0.32	$1.03	$8.52	$5.96
Net income margin (GAAP)	1.4%	1.3%	2.2%	1.7%
Adjusted net income margin(1)	0.3%	1.3%	2.3%	1.9%

Total Premium Revenue (GAAP) ($ millions)	$4,328.8	$3,515.5	$16,960.3	$14,220.9
Adjusted Premium Revenue(1) ($ millions)	$4,299.6	$3,427.3	$16,840.5	$13,866.0

Segment Premium Revenue ($ millions):
Medicaid Health Plans (GAAP)	$2,668.0	$2,365.3	$10,726.3	$9,499.3
Adjusted Medicaid Health Plans(1)	$2,638.8	$2,277.1	$10,606.5	$9,144.4
Medicare Health Plans	$1,442.6	$956.0	$5,320.2	$3,876.6
Medicare Prescription Drug Plans (PDP)	$218.2	$194.2	$913.8	$845.0

Segment Medical Benefits Ratios (MBR):
Medicaid Health Plans (GAAP)	89.0%	87.2%	87.8%	86.2%
Adjusted Medicaid Health Plans(1)	90.0%	90.6%	88.8%	89.5%
Medicare Health Plans	88.4%	85.8%	86.0%	84.6%
Medicare Prescription Drug Plans (PDP)	71.4%	58.9%	82.4%	73.7%

Selling, General and Administrative (SG&A) Ratio (GAAP)	10.3%	9.0%	8.8%	8.0%
Adjusted SG&A Ratio(1)	10.2%	9.2%	8.5%	8.0%

(1) Refer to the Basis of Presentation for a discussion of these adjusted (non-GAAP) financial measures.

Key Highlights

•	GAAP earnings per diluted share for the full-year 2017 of $8.31 increased 53.0 percent compared with the full-year 2016.

•	Adjusted earnings per diluted share for the full-year 2017 of $8.52 increased 43.0 percent compared with the full-year 2016.

•	GAAP net income margin for the full-year 2017 was 2.2 percent, a 50 basis point improvement compared with the full-year 2016.

•	Adjusted net income margin for the full-year 2017 was 2.3 percent, a 40 basis point improvement compared with the full-year 2016.

•	GAAP Medicaid Health Plans premium revenue of $10.7 billion for the full-year 2017 increased 12.9 percent compared with the full-year 2016.

•	Adjusted Medicaid Health Plans premium revenue of $10.6 billion for the full-year 2017 increased 16.0 percent compared with the full-year 2016.

•	Medicare Health Plans premium revenue of $5.3 billion for the full-year 2017 increased 37.2 percent compared with the full-year 2016.

•	Adjusted Medicaid Health Plans MBR for the full-year 2017 was 88.8 percent, an improvement of 70 basis points compared with the full-year 2016.

•
In the fourth quarter of 2017, WellCare recorded a $45.6 million, or $0.64 per diluted share, premium deficiency reserve (“Illinois PDR”) in connection with its new Medicaid managed care contract with Illinois HFS that was effective on January 1, 2018. The PDR reflects the initial premium rate structure, estimated medical benefits and other costs expected to be incurred during the initial four-year contractual term of the contract.

•	As of December 31, 2017, unregulated cash and investments were approximately $617.0 million.
2018 Financial Outlook
WellCare is increasing its full-year 2018 adjusted EPS to a range of $9.55 to $9.85 from its previous guidance range of $8.40 to $8.65 per diluted share. Refer to the Appendix included in this news release for specific 2018 guidance metrics, related footnotes and basis of presentation.
Consolidated Operations Results
As a result of the enactment of the Tax Cuts and Jobs Act of 2017, WellCare’s fourth quarter 2017 results include a $56.1 million, or a $1.25 per diluted share, noncash benefit from the revaluation of the company’s net deferred tax liability. This one-time item is included in the company’s GAAP net earnings results but has been excluded from adjusted earnings for the fourth quarter and full-year 2017.

GAAP net income for the fourth quarter of 2017 was $60.7 million, or $1.34 per diluted share, compared with $44.9 million, or $1.00 per diluted share, for the fourth quarter of 2016. The year-over-year increase in GAAP net income was primarily a result of the effects of the enactment of the Tax Cuts and Jobs Act of 2017; organic growth; the company’s acquisitions of Universal American Corp., Care1st Arizona and Phoenix Health Plan assets in 2017; and continued operational execution across all three lines of business, partially offset by the Illinois PDR that was recorded in the fourth quarter of 2017.

Adjusted net income for the fourth quarter of 2017 was $14.2 million, or $0.32 per diluted share, compared with $46.0 million, or $1.03 per diluted share, for the fourth quarter of 2016. The year-over-year decrease in adjusted net income was primarily the result of the Illinois PDR, partially offset by organic growth, the company’s acquisitions of Universal American, Care1st Arizona and Phoenix Health Plan assets in 2017, and continued operational execution across all three lines of business.

GAAP net income margin for the fourth quarter of 2017 was 1.4 percent compared with 1.3 percent for the fourth quarter of 2016. Adjusted net income margin for the fourth quarter of 2017 was 0.3 percent compared with 1.3 percent for the fourth quarter of 2016.

GAAP and adjusted total premium revenue of $4.33 billion and $4.30 billion, respectively, for the fourth quarter of 2017 increased 23.1 percent and 25.5 percent, respectively, compared with the fourth quarter of 2016. The year-over-year increases in GAAP and adjusted total premium revenue were primarily the result of the company’s acquisitions of Universal American, Care1st Arizona and Phoenix Health Plan assets and organic growth across all three lines of business.

GAAP SG&A expense was $444.5 million for the fourth quarter of 2017 compared with $317.7 million for the fourth quarter of 2016. Adjusted SG&A expense was $439.6 million for the fourth quarter of 2017 compared with $313.9 million for the fourth quarter of 2016.

The GAAP SG&A expense ratio was 10.3 percent for the fourth quarter of 2017 compared with 9.0 percent for the fourth quarter of 2016. The adjusted SG&A expense ratio was 10.2 percent for the fourth quarter of 2017 compared with 9.2 percent for the fourth quarter of 2016.

The year-over-year increases in the GAAP and adjusted SG&A expenses and expense ratios were primarily the result of the company’s acquisitions of Universal American and Care1st Arizona, staffing and infrastructure costs to support organic growth, and variable management incentive compensation due to improved performance.

Medicaid Health Plans Segment Results
Medicaid Health Plans membership was 2.7 million as of December 31, 2017, and increased by 179,000 members, or 7.0 percent, compared with December 31, 2016. The increase is primarily a result of new members from the statewide expansion of the Missouri Medicaid program and the addition of the company’s new Medicaid businesses in Nebraska and Arizona. The increase was partially offset by membership declines in Georgia due to the addition of a fourth managed care organization effective July 1, 2017. Sequentially, Medicaid membership at December 31, 2017 increased slightly from September 30, 2017.
GAAP and adjusted Medicaid Health Plans premium revenue was $2.67 billion and $2.64 billion, respectively, for the fourth quarter of 2017, an increase of 12.8 percent and 15.9 percent, respectively, compared with the fourth quarter of 2016. The increases in GAAP and adjusted premium revenue were primarily the result of the addition of new Medicaid businesses in Arizona and Nebraska and new members from the statewide expansion of the Missouri Medicaid program.

The GAAP Medicaid Health Plans MBR was 89.0 percent for the fourth quarter of 2017 compared with 87.2 percent for the fourth quarter of 2016. The adjusted Medicaid Health Plans MBR was 90.0 percent for the fourth quarter of 2017 compared with 90.6 percent for the fourth quarter of 2016. The increase in the GAAP MBR was primarily the result of the ACA industry fee moratorium for 2017 and the effect of the Illinois PDR. The decrease in the adjusted Medicaid MBR was primarily the result of continued operational execution partially offset by the effect of the Illinois PDR.
Medicare Health Plans Segment Results
Medicare Health Plans membership was 496,000 members as of December 31, 2017 and increased by 151,000 members, or 43.8 percent, compared with December 31, 2016. The increase was primarily a result of the company’s acquisition of Universal American, 2017 bid positioning and continued execution on sales and retention initiatives.

Medicare Health Plans premium revenue of $1.44 billion for the fourth quarter of 2017 increased 50.9 percent compared with the fourth quarter of 2016. The increase was primarily due to the company’s acquisition of Universal American as well as its 2017 bid strategy that resulted in year-over-year organic membership growth.

The Medicare Health Plans MBR for the fourth quarter of 2017 was 88.4 percent compared with 85.8 percent for the fourth quarter of 2016. The year-over-year increase was primarily due to the acquisition of Universal American, the company’s 2017 bid strategy and increased investments in quality initiatives.
Medicare Prescription Drug Plans (PDP) Segment Results
Medicare PDP membership was approximately 1.2 million as of December 31, 2017, and increased by 143,000 members, or 14.2 percent, compared with December 31, 2016. The increase was primarily a result of the company’s 2017 bid positioning.

Medicare PDP premium revenue of $218.2 million for the fourth quarter of 2017 increased 12.4 percent compared with the fourth quarter of 2016. The increase was primarily due to the company’s 2017 bid positioning.

The Medicare PDP segment MBR for the fourth quarter of 2017 was 71.4 percent compared with 58.9 percent for the fourth quarter of 2016. The year-over-year increase was primarily the result of the company’s 2017 bid strategy.

Operating Cash Flow and Financial Condition
Net cash used by operating activities was $195.5 million for the three months ended December 31, 2017, compared with net cash used by operating activities of $332.0 million for the three months ended December 31, 2016.

For the twelve months ending December 31, 2017, net cash provided by operating activities was $1.05 billion compared with net cash provided by operating activities of $748.3 million for the twelve months ending December 31, 2016.

As of December 31, 2017, unregulated cash and investments were approximately $617.0 million compared with $915.3 million as of December 31, 2016. Sequentially, unregulated cash and investment increased $34.8 million from $582.2 million as of September 30, 2017.

Days in claims payable (DCP) was 51.9 days as of December 31, 2017 compared with 51.0 days as of September 30, 2017 and 50.7 days as of December 31, 2016.

Conference Call and Webcast
A discussion of WellCare’s fourth quarter and full-year 2017 results will be available via a conference call and live webcast today at 9:30 a.m. EST.

The conference call will be webcast live from the company's website and will be available at the following link: https://services.choruscall.com/links/wcg180206.html. The webcast should be accessed a few minutes prior to the conference call start time. A replay of the webcast will be available for one year following the conclusion of the live broadcast and will be accessible on the company's website at http://ir.wellcare.com/Event.

The conference call can also be accessed by pre-registering using the following link: http://dpregister.com/10115466. Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register now, or at any time prior to the call, and will receive simple instructions via email.

For those parties who do not have internet access or are unable to pre-register, the conference call may be accessed by calling:

Domestic participant dial-in number (toll-free):	1-844-492-3724
International participant dial-in number	1-412-542-4185

A telephonic replay will be available until midnight EST on Tuesday, February 13, 2018. This replay may be accessed by dialing either of the numbers below and entering the replay access code 10115466:

Domestic replay (toll-free) number:	1-877-344-7529
International replay number:	1-412-317-0088

About WellCare Health Plans, Inc.

Headquartered in Tampa, Fla., WellCare Health Plans, Inc. (NYSE: WCG) focuses exclusively on providing government-sponsored managed care services, primarily through Medicaid, Medicare Advantage and Medicare Prescription Drug Plans, to families, children, seniors and individuals with complex medical needs. The company served approximately 4.4 million members nationwide as of December 31, 2017. For more information about WellCare, please visit the company’s website at www.wellcare.com.

Basis of Presentation
Discontinued Operations
In 2016, Universal American completed the sale of its life insurance business while retaining ownership of the life insurance subsidiary. Universal American entered into a 100% quota-share reinsurance treaty with the buyer, which, among other treaties, results in the reinsurance of all of the life insurance policies underwritten by the retained subsidiary. Accordingly, the discontinued business did not materially affect WellCare’s results of operations for the three and twelve months ended December 31, 2017. For additional information, refer to Note 19-Discontinued Operations within the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the period ended December 31, 2017, which will be filed within 60 days following the last day of the year ended December 31, 2017.

Non-GAAP Financial Measures
In addition to results determined under GAAP, WellCare provides certain non-GAAP financial measures that management believes are useful in assessing the company’s performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. The company has provided a reconciliation of the historical non-GAAP financial measures with the most directly comparable financial measure calculated in accordance with GAAP.

Earnings per share, net income and, as noted below, other specific operating and financial measures have been adjusted in 2017 for the effect of certain expenses, and as appropriate, the related tax effect, related to previously disclosed government investigations and related litigation and resolution costs (“investigation costs”); amortization expense associated with acquisitions (“acquisition-related amortization expenses”); certain one-time transaction costs related to the acquisition of Universal American (“Universal American-related transaction costs”); certain one-time costs associated with the integration of Universal American’s operations expected to be incurred through 2019 (“Universal American-related integration costs”); the costs associated with the redemption of the company’s 2020 notes, including the early redemption premium, write-off of associated deferred financing costs and write-off of associated premiums paid on the 2020 notes (“loss on extinguishment of debt”); and the tax effect of the deferred tax revaluation after the Tax Cuts and Jobs Act of 2017 was enacted in December 2017 (“deferred tax revaluation”).

In 2016, these financial measures have been adjusted for investigation costs; acquisition-related amortization expenses; Universal American-related transaction costs, the effect of transitory costs related to the company’s decision to change its pharmacy benefit manager as of January 1, 2016 ("PBM transitory costs"); certain nonrecurring incurred Iowa-related SG&A expenses relating to readiness costs, certain wind-down costs of WellCare's Iowa operations and certain legal costs ("Iowa SG&A costs"); and costs related to the 2015 divestiture of Sterling Life Insurance Company ("Sterling divestiture costs").

Although the excluded items may recur, WellCare believes that by providing non-GAAP measures exclusive of these items, it facilitates period-over-period comparisons and provides additional clarity about events and trends affecting its core operating performance, as well as providing comparability to competitor results. The investigation costs are related to a discrete incident which management does not expect to reoccur. WellCare has adjusted for acquisition-related amortization expenses as these transactions do not directly relate to the servicing of products for our customers and are not directly related to the core performance of its business operations. The other costs mentioned above are related to specific 2016 and 2017 events, which do not reflect the underlying ongoing performance of the business.

In addition, because reimbursements for Medicaid premium tax and the ACA industry fee are both included in the premium rates or reimbursement established in certain Medicaid contracts and also recognized separately as a component of expense, the company excludes these reimbursements from premium revenue when calculating key ratios as the company believes that these components are not indicative of operating performance.

The company is not able to project at the time of this news release the amount of expenses associated with investigation costs, Universal American-related integration costs and deferred tax revaluation to be incurred during 2018, and, therefore, cannot reconcile projected non-GAAP measures affected by these items to projected GAAP measures.

Following is a description of the adjustments made to GAAP measures used to calculate the non-GAAP measures used in this news release.
Adjusted premium revenue (non-GAAP) = Total premium revenue (GAAP) less Medicaid premium taxes revenue and Medicaid reimbursements of the ACA industry fee. The company’s adjusted Medicaid Health Plans segment premium revenue uses this non-GAAP definition of adjusted premium revenue.
MBR (GAAP) = medical benefits expense divided by total premium revenue (GAAP).
Adjusted MBR (non-GAAP) = medical benefits expense divided by adjusted premium revenue. The company’s adjusted Medicaid Health Plans segment MBR uses this non-GAAP definition of adjusted MBR.
SG&A expense ratio (GAAP) = SG&A expense (GAAP) divided by total premium revenue (GAAP).
Adjusted SG&A expense (non-GAAP) = SG&A expense (GAAP) less investigation costs, Universal American-related transaction and integration costs, PBM transitory costs, Sterling divestiture costs and Iowa SG&A costs.
Adjusted SG&A ratio (non-GAAP) = adjusted SG&A expense divided by adjusted premium revenue.
Adjusted depreciation & amortization (non-GAAP) = depreciation & amortization expense (GAAP) less acquisition-related amortization expenses.
Adjusted income before taxes (non-GAAP) = income before income taxes (GAAP) less investigation costs, acquisition-related amortization expenses, Universal American-related transaction and integration costs, PBM transitory costs, Sterling divestiture costs, loss on extinguishment of debt, and Iowa SG&A costs.
Adjusted income tax expense (non-GAAP) = income tax associated with the applicable adjusted income before taxes, based on the applicable effective income tax rate, excluding the income tax expense effect due to the deferred tax revaluation.
Adjusted effective income tax rate (non-GAAP) = adjusted income tax expense divided by adjusted income before taxes.
Adjusted net income (non-GAAP) = adjusted income before taxes less adjusted income tax expense.
Net income margin (GAAP) = net income (GAAP) divided by total premium revenue (GAAP).
Adjusted net income margin (non-GAAP) = adjusted net income divided by adjusted premium revenue.
Adjusted earnings per diluted share (non-GAAP) = Adjusted net income divided by weighted average common shares outstanding on a fully diluted basis.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. For example, statements regarding the company’s financial outlook, contain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, WellCare’s progress on top priorities such as integrating care management, advocating for our members, building advanced relationships with providers and government partners, ensuring a competitive cost position, and delivering prudent, profitable growth, WellCare’s ability to effectively estimate and manage growth, WellCare’s ability to effectively execute and integrate acquisitions, potential reductions in Medicaid and Medicare revenue, WellCare’s ability to estimate and manage medical benefits expense effectively, including through its vendors, its ability to negotiate actuarially sound rates, especially in new programs with limited experience, WellCare’s ability to improve healthcare quality and access, the appropriation and payment by state governments of Medicaid premiums receivable, the approval of Medicaid contracts by CMS, any changes to the programs or contracts, WellCare’s ability to address operational challenges related to new business, and WellCare’s ability to meet the requirements of readiness reviews. Given the risks and uncertainties inherent in forward-looking statements, any of WellCare’s forward-looking statements could be incorrect and investors are cautioned not to place undue reliance on any of our forward-looking statements.

Additional information concerning these and other important risks and uncertainties can be found in the company’s filings with the U.S. Securities and Exchange Commission, included under the captions “Forward-Looking Statements” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2016, and in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which contain discussions of WellCare’s business and the various factors that may affect it. Subsequent events and developments may cause actual results to differ, perhaps materially, from WellCare’s forward-looking statements. WellCare’s forward-looking statements speak only as of the date on which the statements are made. WellCare undertakes no duty, and expressly disclaims any obligation, to update these forward-looking statements to reflect any future events, developments or otherwise.

CONTACTS:

Investor:	Media:
Angie McCabe	Chris Curran
Tel: 813-206-6958	Tel: 813-206-5428
angie.mccabe@wellcare.com	chris.curran@wellcare.com

2018 Financial Outlook
WellCare is increasing its full-year 2018 adjusted EPS guidance to a range of $9.55 to $9.85 from its previous guidance range of $8.40 to $8.65.

Guidance Metric	2018 Guidance as of February 6, 2018	2018 Guidance As of December 18, 2017
Segment premium revenue:
GAAP Medicaid Health Plans	$11.3B to $11.6B	$11.3B to $11.6B
Adjusted Medicaid Health Plans(1)	$10.9B to $11.2B	$10.9B to $11.2B
Medicare Health Plans	$6.15B to $6.3B	$6.15B to $6.3B
Medicare PDP	$875M to $925M	$900M to $975M
Total GAAP premium revenue	$18.3B to $18.8B	$18.4B to $18.9B
Total adjusted premium revenue(1)	$17.925B to $18.425B	$17.95B to $18.475B

Medicaid ACA industry fee reimbursement	$250M to $260M	$312M to $322M
Investment & other income*	$63M to $73M	$63M to $73M

Segment MBR:
GAAP Medicaid Health Plans	85.5% to 86.2%	84.8% to 85.6%
Adjusted Medicaid Health Plans(1)	88.4% to 89.2%	88.2% to 89.0%
Medicare Health Plans	84.6% to 85.6%	84.3% to 85.3%
Medicare PDP	80.0% to 82.0%	80.0% to 82.0%

Adjusted SG&A ratio(2)(6)	8.1% to 8.3%	8.0% to 8.2%
ACA industry fee expense	$319M to $329M	$319M to $329M
GAAP depreciation and amortization (D&A) expense	$136M to $144M	$147M to $155M
Adjusted D&A expense(3)	$94M to $102M	$94M to $102M
Interest expense	$69M to $72M	$69M to $72M
Adjusted effective income tax rate(4)(6)	34.5% to 36.0%	51.0% to 53.0%

Adjusted EPS(5)(6)	$9.55 to $9.85	$8.40 to $8.65

*Investment & other income primarily includes investment income, specialty pharmacy business sold to nonmembers and equity in earnings (losses) in unconsolidated subsidiaries. The company presents equity in earnings (losses) in unconsolidated subsidiaries as a separate line item in its statement of comprehensive income as required under GAAP.

(1)Excludes an estimated $120.0 million to $125.0 million in Medicaid premium taxes and $250.0 million to $260.0 million in Medicaid reimbursements of the ACA industry fee.
(2) Excludes estimated Medicaid premium taxes; Medicaid reimbursements of the ACA industry fee; investigation costs; and, Universal American-related integration costs.
(3) Excludes an estimated $40.0 million to $45.0 million in acquisition-related amortization expenses.
(4) Excludes the estimated income tax effect associated with the investigation costs, acquisition-related amortization expenses, Universal American-related integration costs, and deferred tax revaluation.

(5) The company estimates adjusted earnings per diluted share guidance by adjusting net income for the estimated net-of-tax effect of investigation costs, acquisition-related amortization expense, Universal American-related integration costs and deferred tax revaluation.

(6) WellCare is not able to estimate amounts associated with the investigation costs, Universal American-related integration costs expected to be incurred in 2018 and changes to the deferred tax revaluation and, therefore, cannot reconcile these metrics to total projected GAAP metrics. WellCare estimates that $25 million to $30 million of Universal American-related integration costs will be incurred through 2019.

WELLCARE HEALTH PLANS, INC.
MEMBERSHIP INFORMATION
(Unaudited)
				Change from
				September 30, 2017		December 31, 2016
	December 31, 2017	September 30, 2017	December 31, 2016	Change	% Change	Change	% Change
Medicaid Health Plans Membership by State:
Florida	751,000	757,000	780,000	(6,000)	(0.8)%	(29,000)	(3.7)%
Georgia	513,000	498,000	571,000	15,000	3.0%	(58,000)	(10.2)%
Kentucky	448,000	446,000	440,000	2,000	0.4%	8,000	1.8%
Missouri	286,000	291,000	121,000	(5,000)	(1.7)%	165,000	136.4%
Arizona	153,000	156,000	117,000	(3,000)	(1.9)%	36,000	30.8%
New York	146,000	144,000	137,000	2,000	1.4%	9,000	6.6%
Illinois	138,000	139,000	166,000	(1,000)	(0.7)%	(28,000)	(16.9)%
Other states	288,000	285,000	212,000	3,000	1.1%	76,000	35.8%
Total Medicaid Health Plans Membership (1)	2,723,000	2,716,000	2,544,000	7,000	0.3%	179,000	7.0%

Medicaid Health Plans Membership by Program:
TANF	2,278,000	2,274,000	2,119,000	4,000	0.2%	159,000	7.5%
SSI, ABD, Duals and LTC	301,000	302,000	290,000	(1,000)	(0.3)%	11,000	3.8%
CHIP and other	144,000	140,000	135,000	4,000	2.9%	9,000	6.7%
Total Medicaid Health Plans Membership (1)	2,723,000	2,716,000	2,544,000	7,000	0.3%	179,000	7.0%

Medicare Health Plans:
Medicare Advantage by State:
Texas	105,000	106,000	36,000	(1,000)	(0.9)%	69,000	191.7%
Florida	101,000	101,000	94,000	—	—%	7,000	7.4%
New York	89,000	89,000	43,000	—	—%	46,000	107.0%
Georgia	47,000	46,000	40,000	1,000	2.2%	7,000	17.5%
Other states	154,000	150,000	132,000	4,000	2.7%	22,000	16.7%
Total Medicare Health Plans (1)	496,000	492,000	345,000	4,000	0.8%	151,000	43.8%

Medicare Prescription Drug Plans	1,152,000	1,141,000	1,009,000	11,000	1.0%	143,000	14.2%

Total Membership	4,371,000	4,349,000	3,898,000	22,000	0.5%	473,000	12.1%

(1) Medicaid Health Plans and Medicare Health Plans membership includes members who are dually-eligible and participate in both our Medicaid and Medicare programs. The dually-eligible membership was 52,000 at both December 31, 2017 and September 30, 2017, and 47,000 at December 31, 2016.

WellCare Health Plans, Inc.
Selected Data From Consolidated Statements of Comprehensive Income
(Unaudited; dollars in millions except share and per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016
Revenues:
Premium	$4,299.6	$3,427.3	$16,840.5	$13,866.0
Medicaid premium taxes	29.2	26.9	119.8	110.0
ACA industry fee reimbursement	—	61.3	—	244.9
Total premium	4,328.8	3,515.5	16,960.3	14,220.9
Investment and other income	16.3	2.7	46.9	16.2
Total revenues	4,345.1	3,518.2	17,007.2	14,237.1

Expenses:
Medical benefits	3,806.5	2,998.4	14,744.8	12,089.4
Selling, general and administrative	444.5	317.7	1,484.7	1,133.1
ACA industry fee	—	57.4	—	228.4
Medicaid premium taxes	29.2	26.9	119.8	110.0
Depreciation and amortization	35.8	22.7	120.4	87.6
Interest	17.1	14.1	68.5	59.1
Total expenses	4,333.1	3,437.2	16,538.2	13,707.6
Income from operations	12.0	81.0	469.0	529.5
Loss on extinguishment of debt	—	—	26.1	—
Income before income taxes and equity in (losses) earnings of unconsolidated subsidiaries	12.0	81.0	442.9	529.5
Equity in (losses) earnings of unconsolidated subsidiaries	(3.4)	—	18.7	—
Income before income taxes	8.6	81.0	461.6	529.5
Income tax (benefit) expense	(52.1)	36.1	87.9	287.4
Net income	$60.7	$44.9	$373.7	$242.1

Earnings per common share:
Basic	$1.36	$1.01	$8.40	$5.47
Diluted	$1.34	$1.00	$8.31	$5.43

Weighted average common shares outstanding:
Basic	44,521,776	44,293,109	44,474,016	44,248,778
Diluted	45,138,498	44,795,201	44,967,061	44,619,589

WellCare Health Plans, Inc.
Consolidated Balance Sheets
(Unaudited; dollars in millions except share data)

	December 31, 2017	December 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$4,198.6	$3,961.4
Short-term investments	469.5	124.2
Premiums receivable, net	453.4	498.6
Pharmacy rebates receivable, net	335.0	278.0
Receivables from government partners	44.2	6.5
Funds receivable for the benefit of members	27.5	32.6
Prepaid expenses and other current assets, net	291.0	218.3
Total current assets	5,819.2	5,119.6

Property, equipment and capitalized software, net	319.5	274.5
Goodwill	660.7	392.5
Other intangible assets, net	367.9	74.1
Long-term investments	766.2	57.3
Restricted investments	211.0	234.3
Other assets	4.9	0.5
Assets of discontinued operations (a)	215.2	—
Total Assets	$8,364.6	$6,152.8

Liabilities and Stockholders' Equity
Current Liabilities:
Medical benefits payable	$2,146.3	$1,690.5
Unearned premiums	65.9	3.3
Accounts payable and accrued expenses	788.1	668.5
Funds payable for the benefit of members	1,075.9	390.3
Other payables to government partners	367.0	303.2
Total current liabilities	4,443.2	3,055.8

Deferred income tax liability	93.4	63.4
Long-term debt	1,182.4	997.6
Other liabilities	13.7	35.9
Liabilities of discontinued operations (a)	215.2	—
Total liabilities	5,947.9	4,152.7

Commitments and contingencies	—	—

Stockholders' Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	—	—
Common stock, $0.01 par value (100,000,000 authorized, 44,522,988 and 44,293,881 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively)	0.4	0.4
Paid-in capital	591.5	546.9
Retained earnings	1,827.5	1,453.8
Accumulated other comprehensive loss	(2.7)	(1.0)
Total Stockholders' Equity	2,416.7	2,000.1
Total Liabilities and Stockholders' Equity	$8,364.6	$6,152.8
(a) Refer to the basis of presentation for a discussion of discontinued operations.

WellCare Health Plans, Inc.
Consolidated Statements of Cash Flows
(Unaudited; dollars in millions)

	For the Year Ended December 31,
	2017	2016
Cash flows from operating activities:
Net income	$373.7	$242.1
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	120.4	87.6
Loss on extinguishment of debt	26.1	—
Stock-based compensation expense	59.8	35.5
Deferred taxes, net	(47.1)	11.6
Other, net	18.2	16.8
Changes in operating accounts, net of effects from acquisitions:
Premiums receivable, net	136.4	95.2
Pharmacy rebates receivable, net	(44.1)	(25.5)
Medical benefits payable	328.3	117.2
Unearned premiums	63.9	(26.6)
Other payables to government partners	8.0	69.8
Accrued liabilities and other, net	6.4	124.6
Net cash provided by operating activities	1,050.0	748.3

Cash flow from investing activities:
Acquisitions and acquisition-related settlements, net of cash acquired	(728.3)	(68.9)
Purchases of investments	(1,463.7)	(346.5)
Proceeds from sales and maturities of investments	679.4	493.7
Additions to property, equipment and capitalized software, net	(128.4)	(105.3)
Net cash used in investing activities	(1,641.0)	(27.0)

Cash flows from financing activities:
Proceeds from issuance of debt, net of financing costs paid	1,182.2	196.9
Payments on debt	(1,026.1)	(400.0)
Repurchase and retirement of shares to satisfy employee tax withholding requirements	(15.2)	(7.0)
Funds received for the benefit of members, net	671.6	1,031.1
Other, net	15.7	12.1
Net cash provided by financing activities	828.2	833.1

Increase in cash and cash equivalents	237.2	1,554.4
Balance at beginning of period	3,961.4	2,407.0
Balance at end of period	$4,198.6	$3,961.4

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$196.7	$222.3
Cash paid for interest	$57.0	$57.3

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Non-cash additions to property, equipment, and capitalized software	$3.5	$6.2

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
SELECTED SEGMENT INFORMATION
(Unaudited; dollars in millions)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016
Medicaid Health Plans Segment:
Adjusted premium revenue (a)	$2,638.8	$2,277.1	$10,606.5	$9,144.4
Medicaid premium taxes	29.2	26.9	119.8	110.0
ACA industry fee reimbursement	—	61.3	—	244.9
Premium revenue (GAAP)	2,668.0	2,365.3	10,726.3	9,499.3

Medical benefits expense	2,374.9	2,063.7	9,414.1	8,188.5

Medical benefits ratio (GAAP)	89.0%	87.2%	87.8%	86.2%
Adjusted medical benefits ratio(a)	90.0%	90.6%	88.8%	89.5%

Medicare Health Plans Segment (GAAP):
Premium revenue	$1,442.6	$956.0	$5,320.2	$3,876.6
Medical benefits expense	1,275.9	820.3	4,577.3	3,278.5
Medical benefits ratio	88.4%	85.8%	86.0%	84.6%

Prescription Drug Plans Segment (GAAP):
Premium revenue	$218.2	$194.2	$913.8	$845.0
Medical benefits expense	155.7	114.4	753.4	622.4
Medical benefits ratio	71.4%	58.9%	82.4%	73.7%

Total Company:
Adjusted premium revenue( a)	$4,299.6	$3,427.3	$16,840.5	$13,866.0
Medicaid premium taxes	29.2	26.9	119.8	110.0
ACA industry fee reimbursement	—	61.3	—	244.9
Premium revenue (GAAP)	4,328.8	3,515.5	16,960.3	14,220.9

Medical benefits expense	3,806.5	2,998.4	14,744.8	12,089.4

Medical benefits ratio (GAAP)	87.9%	85.3%	86.9%	85.0%
Adjusted medical benefits ratio(a)	88.5%	87.5%	87.6%	87.2%

(a) Refer to the basis of presentation for a discussion of non-GAAP financial measures.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)
Reconciliation of Selling, General and Administrative Expense Ratios
(Unaudited; dollars in millions)

The Company reports its selling, general and administrative ("SG&A") expense ratio on an adjusted or non-GAAP basis modified to exclude the revenue effect of Medicaid premium taxes and ACA industry fee reimbursement from premiums. The Adjusted SG&A expense ratio also excludes the effect of investigation costs and Universal American-related transaction and integration costs for 2017, and investigation, Sterling divestiture, PBM transitory and Iowa SG&A costs for 2016.

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016
Company premium revenue:
As determined under GAAP	$4,328.8	$3,515.5	$16,960.3	$14,220.9
Medicaid premium taxes	(29.2)	(26.9)	(119.8)	(110.0)
ACA industry fee reimbursement	—	(61.3)	—	(244.9)
Adjusted premium revenue(a)	$4,299.6	$3,427.3	$16,840.5	$13,866.0

SG&A Expense:
As determined under GAAP	$444.5	$317.7	$1,484.7	$1,133.1
Adjustments:
Investigation costs	(0.7)	(3.8)	(7.9)	(16.0)
Transaction and integration costs	(4.2)	—	(37.5)	—
Sterling divestiture costs	—	—	—	(1.7)
PBM transitory costs	—	—	—	(4.9)
Iowa SG&A costs	—	—	—	(5.2)
Adjusted SG&A Expense(a)	$439.6	$313.9	$1,439.3	$1,105.3

SG&A expense ratio:
As determined under GAAP	10.3%	9.0%	8.8%	8.0%
Effect of Medicaid premium taxes	0.1%	0.1%	0.1%	0.1%
Effect of ACA industry fee reimbursement	—%	0.1%	—%	0.1%
Effect of SG&A expense adjustments above(a)	(0.2)%	—%	(0.4)%	(0.2)%
Adjusted SG&A expense ratio(a)	10.2%	9.2%	8.5%	8.0%

(a) Refer to the basis of presentation for a discussion of non-GAAP financial measures.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)

Reconciliation of Certain GAAP Financial Information
(Unaudited; dollars in millions, except per share data)

The Company reports adjusted operating results on a non-GAAP basis to exclude certain expenses and other items that management believes are not indicative of longer-term business trends and operations. The following tables present applicable financial information, as determined under GAAP, reconciled to the adjusted financial information for the same periods. Refer to the basis of presentation for a discussion of non-GAAP financial measures.

	For the Three Months Ended December 31, 2017				For the Three Months Ended December 31, 2016
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)

Selling, general, and administrative expense	$444.5	$(4.9)	(a)	$439.6	$317.7	$(3.8)	(a)	$313.9
Depreciation and amortization	$35.8	$(10.6)		$25.2	$22.7	$(2.6)		$20.1
Income tax (benefit) expense	$(52.1)	$62.0	(b)	$9.9	$36.1	$5.3	(b)	$41.4
Effective tax rate	NM	NM	(b)	41.1%	44.6%	2.8%	(b)	47.4%
Net income	$60.7	$(46.5)		$14.2	$44.9	$1.1		$46.0
Net income margin	1.4%	(1.1)%		0.3%	1.3%	—%		1.3%

Earnings per share:
Basic	$1.36	$(1.04)		$0.32	$1.01	$0.03		$1.04
Diluted	$1.34	$(1.02)		$0.32	$1.00	$0.03		$1.03

	For the Year Ended December 31, 2017				For the Year Ended December 31, 2016
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)

Selling, general, and administrative expense	$1,484.7	$(45.4)	(a)	$1,439.3	$1,133.1	$(27.8)	(a)	$1,105.3
Depreciation and amortization	$120.4	$(32.7)		$87.7	$87.6	$(10.4)		$77.2
Loss on extinguishment of debt	$26.1	$(26.1)		$—	$—	$—		$—
Income tax expense	$87.9	$94.7	(b)	$182.6	$287.4	$14.3	(b)	$301.7
Effective tax rate	19.0%	13.3%	(b)	32.3%	54.3%	(1.2)%	(b)	53.1%
Net income	$373.7	$9.5		$383.2	$242.1	$23.9		$266.0
Net income margin	2.2%	0.1%		2.3%	1.7%	0.2%		1.9%

Earnings per share:
Basic	$8.40	$0.22		$8.62	$5.47	$0.54		$6.01
Diluted	$8.31	$0.21		$8.52	$5.43	$0.53		$5.96

NM- Not meaningful.

(a) Comprised of investigation costs and Universal American-related transaction and integration costs for 2017, and investigation, Sterling divestiture, PBM transitory and Iowa SG&A costs for 2016, as disclosed in the “Reconciliation of Selling, General and Administrative Expense Ratios” table.

(b) Based on the effective income tax rates applicable to adjusted (non-GAAP) results, the company estimated the effect on income tax expense and the effective tax rate associated with the non-GAAP adjustments. Additionally, income tax expense and the effective tax rate for both the three months and year ended December 31, 2017 have been adjusted by $56.1 million, or $1.25 per diluted share, due to the one-time revaluation of the Company’s net deferred tax liability associated with the enactment of the Tax Cuts and Jobs Act of 2017. Refer to the basis of presentation for a discussion of non-GAAP financial measures.